Exhibit 99.1
October 17, 2008
Via Facsimile: 714.444.8823
And Federal Express
Irvine Sensors Corporation
3001 Red Hill Avenue, Bldg. 4-108
Costa Mesa, California 92626
Attn:    John Carson, President and Chief Executive Officer
Re:
Stock Purchase Agreement among Irvine Sensors Corporation, Optex Systems, Inc., and Timothy Looney dated December 30, 2005 (the “Stock Purchase Agreement”), as amended by the Second Amendment to Stock Purchase Agreement dated January 17, 2007 (the “Second Amendment”)

Dear Mr. Carson:
This firm represents Timothy Looney (“Looney”). Pursuant to Section 2.2(b)(iv) of the Stock Purchase Agreement, as amended by the Second Amendment, Looney is entitled to payment of the balance of the Earnout Consideration (in the total amount of $3,900,000) by Irvine Sensors Corporation (“Irvine”) within five (5) business days after a Change of Control, as defined in the Stock Purchase Agreement. On or about October 14, 2008, substantially all of the assets of Optex Systems, Inc., a Texas corporation (“Optex”) were sold by public foreclosure sale to Optex Systems, Inc., a Delaware corporation. That sale constituted a Change of Control under the terms of the Stock Purchase Agreement. Accordingly, Irvine Sensors is now obligated to pay to Looney the balance of the Earnout Consideration (i.e, $3,9000,000) on or before October 21, 2008.
This letter shall serve as formal notice and demand that Irvine promptly fulfill its obligations under Section 2.2(b)(iv) of the Stock Purchase Agreement, as amended by the Second Amendment, and make full payment of the balance of $3,900,000 to Looney on or before October 21, 2008. If Irvine fails to fulfill this contractual obligation, Looney will immediately institute legal proceeding to enforce any and all of his rights and remedies under the Stock Purchase Agreement, as amended, and under applicable law.
If you have any questions with regard to this matter, please do not hesitate to contact me.
Very truly yours,

Stephen M. Pezanosky
Direct Phone Number: 817-347-6601
Direct Fax Number: 817-348-2370
stephen.pezanosky@hayesboone.com
Haynes and Boone, LLP
Attorneys and Counselors
201 Main Street, Suite 2200
Fort Worth, Texas 76102-3126
Phone: 817.347.6600
Fax: 817.347.6650
www.haynesboone.com

Irvine Sensors Corporation
October 17, 2008

cc:	Ellen Bancroft, Esq. (via Facsimile and Fed Ex.) Dorsey & Whitney LLP 38 Technology Drive Irvine, California 92618 Fax: (949) 932-3601

Timothy Looney